UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 25, 2014

TIME:	9:00 a.m. Pacific Time
PLACE:	Microchip Technology Incorporated San Jose Facility 450 Holger Way San Jose, CA 95134
ITEMS OF BUSINESS:	(1)
The election of each of Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther Johnson and Wade F. Meyercord to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

	(2)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2015.
	(3)	To amend Microchip's 2001 Employee Stock Purchase Plan to provide for a plan term ending on August 31, 2024.
	(4)	To amend Microchip's 1994 International Employee Stock Purchase Plan to extend the plan term by ten years ending on November 30, 2024.
	(5)	To hold an advisory (non-binding) vote regarding the compensation of our named executives.
	(6)	To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote for each of the foregoing items.

RECORD DATE:	Holders of Microchip common stock of record at the close of business on July 1, 2014 are entitled to vote at the annual meeting.
ANNUAL REPORT:	Microchip's fiscal 2014 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY:
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Stockholders may have a choice of voting their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 25, 2014
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2014 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 18, 2014

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Monday, August 25, 2014, beginning at 9:00 a.m., Pacific Time. The annual meeting will be held at our San Jose facility located at 450 Holger Way, San Jose, CA 95134.
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2014 annual meeting of stockholders and at any adjournment(s) thereof.
Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2015 refer to the 12-month period from April 1, 2014 through March 31, 2015; references to fiscal 2014 refer to the 12-month period from April 1, 2013 through March 31, 2014; and references to fiscal 2013 refer to the 12-month period from April 1, 2012 through March 31, 2013.
We anticipate first mailing this proxy statement and accompanying form of proxy on July 18, 2014 to holders of record of Microchip's common stock on July 1, 2014 (the "Record Date").

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.
The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.
All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Stockholders Entitled to Vote
Stockholders of record at the close of business on the Record Date, July 1, 2014, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the five director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 200,401,106 shares of our common stock issued and outstanding.
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting on August 25, 2014, and for 10 days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Mountain Standard Time.
Required Vote
Quorum, Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (NYSE), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Two to be considered at the annual meeting may be treated as a routine matter. Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on such matter.
Election of Directors (Proposal One)
A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Ratification of Independent Registered Public Accounting Firm (Proposal Two)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2015. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving the ratification of our accounting firm, and thus will not affect the outcome of the voting on such proposal.
Amendment of 2001 Employee Stock Purchase Plan (Proposal Three)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to adopt the amendment and restatement of our 2001 Employee Stock Purchase Plan as described in Proposal Three. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving our amended and restated 2001 Employee Stock Purchase Plan, and thus will not affect the outcome of the voting on such proposal.

Amendment of 1994 International Employee Stock Purchase Plan (Proposal Four)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to adopt the amendment and restatement of our 1994 International Employee Stock Purchase Plan as described in Proposal Four. Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving our amended and restated 1994 International Employee Stock Purchase Plan, and thus will not affect the outcome of the voting on such proposal.
Advisory Vote Regarding the Compensation of our Named Executives (Proposal Five)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving, on an advisory basis, the compensation of our named executive officers, and thus will not affect the outcome of the voting on such proposal.
Electronic Access to Proxy Statement and Annual Report
This proxy statement and our fiscal 2014 Annual Report are available at www.microchip.com/annual_reports.
We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our Internet address is www.microchip.com.
Cost of Proxy Solicitation
Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS

Meetings of the Board of Directors
In October 2013, our Board of Directors was increased from five to six directors and Ms. Johnson was appointed to the newly created seat on the Board. Our Board of Directors met seven times in fiscal 2014. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2014 during such time as such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during fiscal 2014 during such time as such person was a director. The Board of Directors has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present. The Board of Directors has determined that each of Mr. Chapman, Mr. Day, Mr. Hugo-Martinez, Ms. Johnson and Mr. Meyercord is an independent director as defined by applicable SEC rules and NASDAQ listing standards.
Board Leadership Structure
The Board of Directors believes that Microchip's Chief Executive Officer, Steve Sanghi, is best situated to serve as Chairman because he is the director most familiar with Microchip's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while the Chief Executive Officer brings company-specific experience and industry expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. Microchip does not have a lead independent director.
The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. The Board of Directors and the Audit Committee regularly receive reports on various risk-related items including risks related to manufacturing operations, intellectual property, taxes, products and employees. The Board and the Audit Committee also receive periodic reports on Microchip's efforts to manage such risks through safety measures, insurance or self-insurance. The Board of Directors believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.
Communications from Stockholders
Stockholders may communicate with the Board of Directors or individual members of the Board of Directors, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.
Committees of the Board of Directors
The following table lists our three Board committees, the directors who served on them and the number of committee meetings held in fiscal 2014:

Membership on Board Committees in Fiscal 2014

Name	Audit	Compensation	Nominating and Governance
Mr. Chapman	C		●
Mr. Day	●*	●	C
Mr. Hugo-Martinez	**		**
Mr. Meyercord	●	C	●
Meetings held in fiscal 2014	9	9	3

C = Chair
● = Member
* = Served on such committee beginning August 16, 2013
** = Served on such committee until August 16, 2013
Audit Committee
The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board of Directors with the results of such monitoring. These responsibilities are further described in the committee charter. A copy of the Audit Committee charter is available at the About Us/Corporate Responsibility section under Ethics and Conduct on www.microchip.com.
Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards. The Board of Directors has also determined that each of Mr. Chapman, Mr. Day, and Mr. Meyercord meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.
In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at the About Us/Corporate Responsibility section under Ethics and Conduct on www.microchip.com.
Compensation Committee
Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board of Directors. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of May 17, 2013. The committee charter is available at the About Us/Corporate Information/Investors Information section under Mission Statement/Corporate Governance on www.microchip.com.
The Board of Directors has determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Compensation Discussion and Analysis" at page 24.

Nominating and Governance Committee
Our Nominating and Governance Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating and Governance Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board of Directors. The responsibilities of our Nominating and Governance Committee are further described in the committee charter, as amended and restated as of May 19, 2014, which is available at the About Us/Corporate Responsibility section under Ethics and Conduct on www.microchip.com. The Board of Directors has determined that all members of the Nominating and Governance Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.
When considering a candidate for a director position, the Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating and Governance Committee believes it is important that the members of the Board of Directors represent diverse viewpoints. Accordingly, the Nominating and Governance Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating and Governance Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2015 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 45. We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.
Attendance at the Annual Meeting of Stockholders
All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our 2013 annual meeting of stockholders.

REPORT OF THE AUDIT COMMITTEE (*)

Our Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at the About Us/Corporate Responsibility section under Ethics and Conduct on www.microchip.com.
Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.
We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2014 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.
Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2014 for filing with the SEC.
By the Audit Committee of the Board of Directors:

Matthew W. Chapman (Chairman)	L.B. Day	Wade F. Meyercord
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.
Director Compensation
Procedures Regarding Director Compensation
The Board of Directors sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board of Directors has not used outside consultants in setting non-employee director compensation.
Director Fees
Effective May 10, 2011, non-employee directors receive an annual retainer of $63,000, paid in quarterly installments, and $3,000 for each meeting attended in person. In the fourth quarter of fiscal 2013, our non-employee directors agreed to a voluntary 5% reduction in the retainer payment and meeting fees to match the 5% voluntary pay reduction that was in place across Microchip. This voluntary pay reduction was reduced to 2.5% on May 15, 2013 and then to 0% as of July 1, 2013. A payment of $3,206 was made on October 21, 2013 to those non-employee directors who had been members of the Board and voluntarily taken the decrease in pay. A payment of this type was also made to the Microchip employees who had participated in the voluntary pay reduction to thank them for their participation in the salary reduction program in the prior quarters. Directors do not receive any additional compensation for telephonic meetings of the Board of Directors, for meetings of committees of the Board, or for serving as a committee chair.
Equity Compensation
Under the terms of our 2004 Equity Incentive Plan, each non-employee director is automatically granted:

•
upon the date that the individual is first appointed or elected to the Board of Directors as a non-employee director, that number of restricted stock units ("RSUs") equal to $160,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made; and

•
upon the date of our annual meeting, provided that the individual has served as a non-employee director for at least three months on that date and has been elected by the stockholders to serve as a member of the Board of Directors at that annual meeting, that number of RSUs equal to $84,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 50% annual installments on each of the two anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made.

All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.
In accordance with the foregoing, on August 16, 2013, each of Mr. Chapman, Mr. Day, Mr. Hugo-Martinez and Mr. Meyercord was granted 2,126 RSUs. On October 1, 2013, Ms. Johnson was granted 3,970 RSUs in connection with her appointment to the Board.
The following table details the total compensation for Microchip's non-employee directors for fiscal 2014.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Steve Sanghi(2)	$—	$—	$—	$—	$—	$—
Matthew W. Chapman	74,616	77,875	—	—	—	152,491
L.B. Day	77,541	77,875	—	—	—	155,416
Albert J. Hugo-Martinez	77,541	77,875	—	—	—	155,416
Esther L. Johnson(3)	37,500	139,188	—	—	—	176,688
Wade F. Meyercord	77,541	77,875	—	—	—	155,416

(1)
These stock awards were RSUs with a fair value on the grant date of $36.63 per share for all directors except that the fair value on the grant date of the award to Ms. Johnson was $35.06 per share. The market value on the grant date was $39.51 per share with an aggregate market value of the award of approximately $84,000 for the August 16, 2013 grants to Messrs. Chapman, Day, Hugo-Martinez and Meyercord and was $40.30 per share with an aggregate market value of approximately $160,000 for the October 1, 2013 grant to Ms. Johnson.

(2)	Mr. Sanghi, our Chairman of the Board, President and Chief Executive Officer, does not receive any additional compensation for his services as a member of the Board of Directors.

(3)	Ms. Johnson was appointed to the Board on October 1, 2013.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Mr. Meyercord (Chair) and Mr. Day. Each such person is an independent director. Neither Mr. Day nor Mr. Meyercord had any related-party transaction with Microchip during fiscal 2014 other than compensation for service as a director. In addition, neither of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2014, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board of Directors.

CERTAIN TRANSACTIONS
During fiscal 2014, Microchip had no related-party transactions within the meaning of applicable SEC rules.
Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board of Directors regarding certain conflict of interest matters that do not involve a member of the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2014, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2014, except for the following:   Mr. Little filed one late Form 4 in May 2013 with respect to one transaction, and Messrs. Bjornholt, Drehobl, Lambert, Little, Moorthy, Sanghi and Simoncic each filed a Form 4 one day late in March 2014 with respect to one transaction related to a purchase of shares under our 2001 Employee Stock Purchase Plan.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of six directors: Steve Sanghi, Matthew W. Chapman, L.B. Day, Albert J. Hugo-Martinez, Esther L. Johnson and Wade F. Meyercord. A board of five directors will be elected at the annual meeting, and proxies cannot be voted for more than five nominees. Immediately following the annual meeting, the authorized number of directors will be decreased to five. Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. Each of the nominees is currently serving as a director and has agreed to continue serving if re-elected. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.
Our Board of Directors has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord.
The term of office of each person who is elected as a director at the annual meeting will continue until the 2015 annual meeting of stockholders and until a successor has been elected and qualified.
Required Vote; Recommendation
A nominee for director in an uncontested election shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld notes or broker non-votes).
The Board of Directors recommends that stockholders vote FOR the nominees listed below.
Information on Nominees for Director (as of June 30, 2014)

Name	Age	Position(s) Held
Steve Sanghi	58	Chairman, President and CEO
Matthew W. Chapman	63	Director
L.B. Day	69	Director
Esther L. Johnson	62	Director
Wade F. Meyercord	73	Director

Steve Sanghi is currently, and has been since August 1990, a director and President of Microchip Technology Incorporated. Since October 1991, he has served as CEO of Microchip and since October 1993, as Chairman of the Board of Directors of Microchip. From May 2004 through March 2014, when Xyratex Ltd. was acquired by Seagate Technology plc., he was a member of the Board of Directors of Xyratex Ltd., a publicly held U.K. company that specializes in storage and network technology. In May 2007, Mr. Sanghi was appointed to the Board of Directors of FIRST Organization, a not-for-profit public charity founded in 1989 to develop young people's interest in science and technology. Mr. Sanghi was elected to the Board of Directors of Hittite Microwave Corporation in October 2013, a privately held semiconductor company.
The Board of Directors concluded that Mr. Sanghi should be nominated to serve as a director since he has served as CEO of Microchip for over 20 years and has provided very strong leadership to Microchip over this period. The Board of Directors believes that Mr. Sanghi's management skills have been instrumental to Microchip's extraordinary growth and profitability over the past 20 years and to the strong position Microchip has attained in its key markets.
Matthew W. Chapman has served as a director of Microchip since May 1997. Since December 2006, he has served as President and CEO of Northwest Evaluation Association, a not-for-profit education service organization providing computer adaptive testing for millions of students throughout the United States. In his career, Mr. Chapman has served as CEO and

Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. Mr. Chapman also serves on the Board of Directors of the Oregon Business Association and the All Hands Raised Foundation, Knowledge Alliance and on the Board of Regents of the University of Portland.
The Board of Directors concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO level experience at several corporations. The Board of Directors also recognizes Mr. Chapman's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve on the Board of Directors’ nominating and governance committee.
L.B. Day has served as a director of Microchip since December 1994. Mr. Day serves as President of L.B. Day & Company, Inc., a consulting firm whose parent company he co-founded in 1977, which provides strategic planning, strategic marketing and organization design services to the elite of the technology world. He has written on strategic planning and is involved with competitive factor assessment in the semiconductor and other technology market segments, geared to helping client organizations incorporate competitive factor assessment findings into their strategic plans. He has served as a board member or as an advisor to many public and private boards.
The Board of Directors concluded that Mr. Day should be nominated to serve as a director due to his significant experience in corporate management and strategic matters.  In particular, through his consulting practice, Mr. Day has been a key strategic advisor to a number of large public corporations. The Board of Directors also recognizes Mr. Day's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules. The Board of Directors believes that Mr. Day's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee.
Esther L. Johnson has served as a director of Microchip since October 2013. From April 2007 until her April 2012 retirement, Ms. Johnson served as the Vice President and General Manager of Carrier Electronics, a provider of high technology heating, air-conditioning and refrigeration solutions, and a part of United Technology Corporation, a publicly held company that provides high technology products and services to the aerospace and building systems industries. Prior to her position as Vice President and General Manager, since 1983, Ms. Johnson held a variety of other management positions with Carrier Electronics, including Director of Operations and Global Supply Chain Manager. Ms. Johnson was instrumental in Carrier being recognized by Industry Week as one of the "Top 10 Factories in North America." She has served as a board member on multiple private company boards.
The Board of Directors concluded that Ms. Johnson should be nominated to serve as a director due to her significant executive level experience in the technology industry. The Board of Directors also recognizes the knowledge and experience Ms. Johnson has gained through her service on the boards of various private companies.
Wade F. Meyercord has served as a director of Microchip since June 1999. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009 and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005.
The Board of Directors concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board of Directors believes that Mr. Meyercord's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee. The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2015. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.
We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board of Directors chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees
This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements. This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $1,845,000 for fiscal 2014 and $2,275,000 for fiscal 2013. Our audit fees in fiscal 2013 were significantly higher than our audit fees in fiscal 2014 due to our acquisition of Standard Microsystems Corporation, including procedures performed by Ernst & Young LLP in connection with the testing of our allocation of the purchase price of this acquisition.
Audit-Related Fees
This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were no fees for fiscal 2014 and $55,000 for fiscal 2013.
Tax Fees
This category includes fees associated with tax return preparation, tax advice and tax planning. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $452,000 for fiscal 2014 and $540,000 for fiscal 2013.
All Other Fees
This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in fiscal 2014 or fiscal 2013.
Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2014, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.
Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2014 and fiscal 2013 were compatible with maintaining the independence of Ernst & Young LLP.
Required Vote; Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2015. Abstentions will have the same effect as a vote against this proposal.
Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that stockholders vote "FOR" Proposal Two, the ratification of our independent registered public accounting firm, as described in the Proxy Statement.

PROPOSAL THREE

APPROVAL OF AMENDED 2001 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, stockholders are being asked to approve our 2001 Employee Stock Purchase Plan ("ESPP") as amended and restated to add a plan term ending August 31, 2024. No other material changes are being made to the ESPP. We are making this change to conform the ESPP to current best practices and allow us to continue to use the ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our ESPP is intended to offer an important incentive by allowing employees to purchase shares of our common stock. Employees are allowed to purchase our common stock under the ESPP at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective offering period.
Currently, a maximum of 5,636,158 shares may be issued under the ESPP, plus an automatic increase each January 1 during the term of the ESPP equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as approved by our Board of Directors. Stockholder approval of the ESPP will constitute reapproval of the automatic share increase provision, previously approved by our stockholders effective January 1, 2005. The Board did not approve an automatic increase in the share reserve under the ESPP for either 2013 or 2014.
Without stockholder approval of the ESPP, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval of the ESPP is important to our continued success.
The Board of Directors has approved the ESPP as amended, subject to the approval of our stockholders at the annual meeting.
Description of the ESPP
The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP, and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is provided as Appendix A to this proxy statement.
Purpose and Background
The purpose of the ESPP is to provide eligible employees of Microchip and participating subsidiaries with the opportunity to purchase shares of common stock through payroll deductions at a discounted purchase price. The ESPP was originally adopted by the Board of Directors in May 2001 and approved by stockholders at our 2001 annual meeting. Stockholders approved an amendment to the ESPP at our 2003 annual meeting to reserve an additional 975,000 shares under the ESPP. Stockholders approved an amendment to the ESPP to add the annual automatic “evergreen” share reserve increase beginning January 1, 2005.
Administration
The ESPP is administered by a committee made up of members of the Board of Directors which is currently the Compensation Committee (the "Committee"). The Committee has full power to interpret the ESPP, and its decisions will be final and binding upon all participants.
Eligibility
Generally, all employees of Microchip or any of the subsidiaries designated by the Committee will be eligible to participate in the ESPP. However, no employee who normally works less than 20 hours per week or five months in a calendar year is eligible to participate. Also, no employee will be eligible to participate in the ESPP if, immediately after the grant of an option to purchase stock under the ESPP, that employee would own 5% of either the voting power or the value of the common stock. No employee's rights to purchase the common stock pursuant to the ESPP may accrue at a rate that exceeds $25,000 per calendar year. As of June 1, 2014, approximately 2,662 employees are eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Participation and Purchases
Under the ESPP a participant must authorize payroll deductions, which may not exceed 10% of their eligible compensation. Generally, when an employee terminates employment with Microchip or any designated subsidiary, the employee's right to participate in the ESPP terminates. The ESPP provides for offering periods of up to 24 months. Each offering period will include one or more purchase periods. The duration of each offering period and purchase period will be determined by the Committee. The ESPP is currently implemented by a series of offering periods beginning on the first business day of March and the first business day of September of each year, and each offering period consists of one or more six-month purchase periods. For example, the series of offering periods beginning in 2014 will include a twenty-four (24) month offering period beginning the first business day in March 2014, followed by an eighteen (18) month offering period beginning the first business day in September 2014, followed by a twelve (12) month offering period beginning the first business day in March 2015, and followed by a six (6) month offering period beginning on the first business day in September 2015.
The first day of each offering period is referred to as an entry date. Eligible employees participate in the ESPP through accumulated payroll deductions. At the end of each approximately six-month purchase period, these accumulated payroll deductions are used to purchase shares of common stock at a price per share equal to the lower of 85% of the closing price of a share of common stock on (1) the relevant entry date or (2) the relevant purchase date, whichever is less. It is expected that purchase dates under the ESPP will be the first business day of March and the first business day of September of each year. The ESPP also provides that no participant may purchase more than 7,500 shares of common stock in any one purchase period. This limitation may be changed by the Committee.
Withdrawal
If a participant chooses to withdraw from a purchase period, the participant may elect to have all accumulated payroll deductions refunded or have the accumulated payroll deductions used to purchase common stock on the next purchase date. The Committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.
Termination of Employment
Termination of a participant's employment other than by reason of death or disability, immediately cancels his or her option and participation in the ESPP. If this occurs, the payroll deductions credited to the participant's account will be returned without interest to him or her. If a participant dies, or terminates employment due to disability, at the election of the participant (or if applicable the participant's estate), his or her accumulated payroll deductions will be used to purchase shares on the next purchase date or the accumulated payroll deductions will be refunded to the participant or his estate.
Non-transferability
Rights to purchase shares of common stock and any other rights and interests under the ESPP may not be assigned, transferred, sold or otherwise disposed of and may not be subject to the claims of creditors or liable to attachment, execution or other legal process.
Certain Transactions
In the event of any stock split, stock dividend, spin-off, reclassification, recapitalization or other similar event affecting the common stock, adjustments may be made in the number of shares of stock subject to the ESPP, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the Committee, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of Microchip or the merger or consolidation of Microchip with another company, each option will be assumed by, or an equivalent option substituted, by the successor company or an affiliate. If the successor company or affiliate refuses to assume or substitute for the option, the next purchase date will be automatically accelerated to the date immediately before the proposed sale or merger.
Amendment and Termination
The Committee may amend, suspend or terminate the ESPP or any part of the ESPP at any time and for any reason. If the ESPP is terminated, the Committee may determine that all outstanding rights to purchase shares under the ESPP terminate immediately, upon completion of the next purchase date (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to expiration, then all amounts credited to participants that have not been used to purchase shares of common stock will be returned, without interest (unless otherwise required by applicable law), as soon as administratively practicable. Unless terminated earlier, as amended, the ESPP will expire on August 31, 2024.
Number of Shares Purchased by Certain Individuals and Groups
Participation in the ESPP is voluntary and dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Further, the number of shares that may be purchased under the ESPP is determined, in part, by the price of our common stock on the first and last day of each offering period or purchase period, as applicable. Accordingly, the actual number of shares that may be purchased by any individual is not determinable. For illustrative purposes only, the following table sets forth (a) the number of shares of common stock that were purchased during fiscal 2014 under the ESPP, and (b) the weighted average per share purchase price paid for such shares, for each of our named executive officers, all current executive officers as a group, and all other employees who participated in the ESPP as a group.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Steve Sanghi President and CEO	725	29.2570
Ganesh Moorthy Chief Operating Officer	939	29.2570
Mitchell R. Little Vice President, Worldwide Sales and Applications	333	29.2570
Stephen V. Drehobl Vice President, MCU8 and Technology Development Division	999	29.2570
J. Eric Bjornholt Vice President and CFO	917	29.2570
All current executive officers as a group	5,888	29.2570
All non-employee directors as a group (1)	—	—
All other employees (including all current officers who are not executive officers) as a group	545,566	29.5626
____________________

(1)	Non-employee directors are not eligible to participate in the ESPP.

U.S. Federal Income Tax Consequences
Based on management's understanding of current U.S. federal income tax laws, the tax consequences of the purchase of shares under the ESPP are as follows.
The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under an employee stock purchase plan, which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Microchip, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which the shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Microchip will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term.
If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which the shares were acquired and more than one (1) year after the actual semiannual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Microchip will not be entitled to an income tax deduction with respect to such disposition.
If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.
Summary
The Board of Directors believes that it is in the best interests of Microchip and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in Microchip through their participation in the ESPP and thereby encourage them to remain in Microchip’s employ and more closely align their interests with those of our stockholders.
Required Vote; Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the the amended 2001 Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against this proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Three, the approval of the Amended 2001 Employee Stock Purchase Plan, as described in this Proxy Statement.

PROPOSAL FOUR

APPROVAL OF AMENDED
1994 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, stockholders are being asked to approve the amendment and restatement of our 1994 International Employee Stock Purchase Plan ("IESPP") to extend the term of the IESPP for an additional ten years through November 30, 2024. No other material changes are being made to the IESPP.
Stockholder approval of the amendment will allow us to continue to use the IESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our IESPP is intended to offer an important incentive by allowing employees of participating foreign subsidiaries to purchase shares of our common stock. Employees are allowed to purchase our common stock under the IESPP at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective purchase period.
Currently, our IESPP is scheduled to expire on November 30, 2014. Without stockholder approval of the amended and restated IESPP, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval of the amendment is important to our continued success. If stockholders do not approve an extension of the term of the IESPP, the IESPP's goals of recruiting, retaining and motivating talented employees will be more difficult to meet.
The Board of Directors has approved the amended IESPP, subject to the approval of our stockholders at the annual meeting.
Description of the IESPP
The following paragraphs provide a summary of the principal features of the IESPP and its operation. However, this summary is not a complete description of all the provisions of the IESPP, and is qualified in its entirety by the specific language of the IESPP. A copy of the IESPP is provided as Appendix B to this proxy statement.
Purpose and Background
The purpose of the IESPP is to provide eligible employees of Microchip's participating non-U.S. subsidiaries with the opportunity to purchase shares of common stock through payroll deductions at a discounted purchase price. The IESPP was originally adopted by the Board of Directors in June 1994 and stockholders approved the reservation of an additional 100,000 shares under the IESPP at the 2004 annual meeting. There are 670,007 shares of common stock currently reserved for issuance under the IESPP plus an automatic increase each January 1 during the term of the plan of one tenth of one percent (0.1%) of the then outstanding shares of our common stock. The Board did not approve an automatic increase in the share reserve in either 2013 or 2014.
Administration
Each foreign subsidiary of Microchip that is authorized to participate under the IESPP has the responsibility for administering the IESPP as it relates to the eligible employees of that subsidiary. The Board of Directors appoints a committee to administer the IESPP at that foreign subsidiary. The committee is comprised of two or more members of senior management of the foreign subsidiary. Each committee has full power to interpret the IESPP, and make final decisions that are binding upon participants at that foreign subsidiary.
Eligibility
Generally, all non-U.S. citizens employed by a participating foreign subsidiary of Microchip who work outside of the U.S. are eligible to participate in the IESPP. However, no employee who normally works less than 20 hours per week or five months in a calendar year is eligible to participate. Non-employee Directors are not eligible to participate in the IESPP.

Participation and Purchases
Under the IESPP a participant must authorize payroll deductions, which may not exceed 10% of their eligible compensation. Generally, when an employee terminates employment with Microchip or any designated subsidiary, the employee's right to participate in the IESPP terminates. The IESPP provides for successive six-month purchase periods until such time as (1) the maximum number of shares of common stock available for issuance under the IESPP has been purchased, or (2) the IESPP has been earlier terminated according to its terms.
Eligible employees participate in the IESPP through accumulated payroll deductions. At the end of each approximately six-month purchase period, these accumulated payroll deductions are used to purchase shares of common stock at a purchase price equal to eighty five percent (85%) of the lower of (1) the fair market value per share on the start date of that purchase period, or (2) the fair market value per share on the last U.S. business day of that purchase period. Currently, purchase dates under the IESPP are the first business day of June and the first business day of December of each year. The IESPP also provides that no participant may purchase more than 1,899 shares of common stock in any one purchase period. This limitation may be changed by the committee only upon ratification by the Board of Directors.
Termination of Employment
Termination of a participant's employment other than by reason of death or disability immediately cancels his or her option and participation in the IESPP. If this occurs, the payroll deductions credited to the participant's account will be returned without interest to him or her. If a participant dies, or terminates employment due to disability, at the election of the participant (or if applicable the participant's estate), his or her accumulated payroll deductions will be used to purchase shares on the next purchase date or the accumulated payroll deductions will be refunded to the participant or his or her estate.
Non-transferability
Rights to purchase shares of common stock and any other rights and interests under the ESPP may not be assigned, transferred, sold or otherwise disposed of and may not be subject to the claims of creditors or liable to attachment, execution or other legal process.
Certain Transactions
In the event of any stock split, stock dividend, recapitalization or other similar event affecting the common stock, adjustments may be made in the number of shares of stock subject to the IESPP, the number and kind of shares of stock to be purchased pursuant to each option and the price per share of common stock covered by each option. Any such adjustment will be made by the Board of Directors, whose determination shall be final. In the event of a proposed sale of all or substantially all of the assets of Microchip or the merger or consolidation of Microchip with another company, then all payroll deductions for the purchase period in which such acquisition occurs will automatically be converted into U.S. Dollars immediately prior to the effective date of the acquisition or merger and applied to the purchase of common stock. The purchase price for shares will be equal to 85% of the lesser of (1) the market price of the common stock on the first day of the purchase period, or (2) the market price of the common stock immediately prior to the acquisition.
Amendment and Termination
Generally, the Board of Directors may terminate or amend the IESPP with respect to one or more foreign subsidiaries following the end of any purchase period. The IESPP will continue until all of the shares authorized for the IESPP are sold, unless terminated sooner by the Board of Directors.
Withdrawal
If a participant chooses to withdraw from a purchase period, the participant may elect to have all accumulated payroll deductions refunded or have the accumulated payroll deductions used to purchase common stock on the next purchase date. The committee may also establish rules limiting the frequency with which participants may withdraw and may establish a waiting period for participants wishing to re-authorize payroll deductions.

Income Tax Consequences
Income tax implications of participation in the IESPP differ depending on the particular laws applicable in the country in which the foreign subsidiary is located.
Plan Benefits
Participation in the IESPP is voluntary. Because benefits under the IESPP depend on employees' elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by employees. None of Microchip's executive officers participate in the IESPP. The group of non-executive employees who participated in the IESPP during fiscal 2014 purchased 120,855 shares under the IESPP with a benefit dollar value of $1,408,238. This is calculated as the fair market value per share of the common stock on the date of purchase, minus the purchase price per share of common stock under the IESPP.
Summary
The Board of Directors believes that it is in the best interests of Microchip and its stockholders to continue to provide employees with the opportunity to acquire an ownership interest in Microchip through their participation in the IESPP and thereby encourage them to remain in Microchip's employ and more closely align their interests with those of our stockholders.
Required Vote; Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the the amended 1994 International Employee Stock Purchase Plan. Abstentions will have the same effect as a vote against this proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Four, the approval of the Amended 1994 International Employee Stock Purchase Plan, as described in this Proxy Statement.

PROPOSAL FIVE

APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 24, which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about fiscal 2014 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. It is expected that the next such vote will occur at our 2015 annual meeting.

Required Vote; Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions will have the same effect as a vote against this proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Five, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of May 23, 2014 for: (a) each director, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the Summary Compensation Table, (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
Massachusetts Financial Services Company(2)	21,224,944	10.6
The Vanguard Group, Inc. (3)	13,167,760	6.6
BlackRock, Inc. (4)	12,890,956	6.4
Wells Fargo & Co. (5)	10,742,366	5.4
Steve Sanghi (6)	5,136,546	2.6
Matthew W. Chapman (7)	45,763	*
L.B. Day (8)	20,126	*
Esther L. Johnson	—	*
Albert J. Hugo-Martinez (9)	11,500	*
Wade F. Meyercord (10)	44,297	*
J. Eric Bjornholt (11)	12,258	*
Stephen V. Drehobl	12,503	*
Mitchell R. Little	8,600	*
Ganesh Moorthy (12)	138,675	*
All directors and executive officers as a group (11 people) (13)	5,743,741	2.9

_________________________
* Less than 1% of the outstanding shares of common stock as of May 23, 2014. Common Stock shares outstanding at May 23, 2014 were 200,291,129.

(1)
For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to stock options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to options that are exercisable within 60 days of May 23, 2014 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group.

(2)
Address is 111 Huntington Avenue, Boston, MA 02199. All information is based solely on the Schedule 13G filed by Massachusetts Financial Services Company ("MFS") dated February 13, 2014, with the exception of the percentage of common stock held, which is based on shares outstanding at May 23, 2014. Such Schedule 13G indicates that (i) MFS has sole power to dispose of and direct the disposition of the common stock; and (ii) MFS is deemed to be the beneficial owner of 21,224,944 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)
Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G filed by The Vanguard Group, Inc. dated February 11, 2014, with the exception of the percentage of common stock held which is based on shares outstanding at May 23, 2014. Such Schedule 13G indicates that The Vanguard Group, Inc. (i) has sole power to dispose of 12,868,575 shares of common stock and shared power to dispose of 299,185 shares of common stock;

(ii) has sole voting power over 324,117 shares of common stock and (iii) is deemed to be the beneficial owner of 13,167,760 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(4)
Address is 40 East 52nd Street, New York, NY 10022. All information is based solely on the Schedule 13G filed by BlackRock, Inc. dated February 10, 2014, with the exception of the percentage of common stock held which is based on shares outstanding at May 23, 2014. Such Schedule 13G indicates that BlackRock, Inc. (i) has sole power to dispose of and direct the disposition of the common stock; and (ii) BlackRock, Inc. is deemed to be the beneficial owner of 12,890,956 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(5)
Address is 420 Montgomery Street, San Francisco, CA 94104. All information is based solely on the Schedule 13G filed by Wells Fargo & Co. dated January 27, 2014, with the exception of the percentage of common stock held which is based on shares outstanding at May 23, 2014. Such Schedule 13G indicates that Wells Fargo & Co. (i) has sole power to dispose of 68,985 shares of common stock and shared power to dispose of 10,655,864 shares of common stock; (ii) has sole voting power over 68,985 shares of common stock and shared voting power over 10,358,903 shares of common stock and (iii) is deemed to be the beneficial owner of 10,742,366 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(6)
Includes 1,954,610 shares held of record by The Sanghi Family Trust (the "Family Trust") and 3,036,936 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"). Steve Sanghi and Maria T. Sanghi are the sole trustees of the Family Trust. The Family Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership, and 145,000 shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(7)
Includes 262 shares held in Testamentary Trust of Regan Chapman and 135 shares held by Mr. Chapman's children, and 18,000 shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(8)	Includes 18,000 shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(9)
Includes 11,500 shares held of record by Albert J. Hugo-Martinez and S. Gay Hugo-Martinez as trustees. There are no shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(10)
Includes 18,297 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, and 26,000 shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(11)	Includes 12,258 shares held of record by J. Eric Bjornholt and Lynn Bjornholt as trustees. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(12)
Includes 138,675 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees. There are no shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

(13)
Includes an aggregate of 207,000 shares issuable upon exercise of options that are exercisable within 60 days of May 23, 2014. There are no stock purchase rights or RSUs that will vest within 60 days of May 23, 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program
The Compensation Committee of our Board of Directors, presently comprised of Mr. Day and Mr. Meyercord, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (CEO, CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to most other Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.
Our Executive Compensation Policy and Objectives
Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:

•	rewards performance that may contribute to increased stockholder value,

•	attracts, retains, motivates and rewards individuals with competitive compensation opportunities,

•	aligns an executive officer's total compensation with our business objectives,

•	fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"

•	balances short-term and long-term strategic goals, and

•	builds and encourages ownership of our common stock.
Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.
We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2014 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2014 performance.
Executive Compensation Process
On an annual basis, the Compensation Committee evaluates and establishes the compensation of our executive officers, including the named executive officers. The Compensation Committee seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than himself. Mr. Sanghi does not participate in deliberations relating to his own compensation.
The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries that are similar to us in number of employees, revenue and capitalization. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation.

Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. If compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not engage consultants to conduct such review process for us or utilize a specific peer group.
The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increase within the budgeted range for all other employees. In setting annual salaries for executive officers, the Compensation Committee also considers relevant industry data but does not target any overall industry percentage level or peer group average.
Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective operating units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board of Directors and the Board of Directors sets the overall financial and business objectives for Microchip on which incentive compensation is based.
The Compensation Committee sets the compensation of our Chairman, CEO and President, Mr. Sanghi, in the same manner as each of our other executive officers. In particular, the Compensation Committee considers Mr. Sanghi's level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of CEOs of other companies in the semiconductor or related industries that are similar to us in number of employees, revenue and capitalization. Mr. Sanghi primarily participates in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, his compensation is subject to the same performance metrics as our other executive officers under our EMICP program. The Compensation Committee recognizes that Mr. Sanghi's total compensation package is significantly higher than that of our other executive officers and the Compensation Committee believes this is appropriate in consideration of Mr. Sanghi's superior leadership of Microchip over a long period of time. In particular, the Compensation Committee believes that Mr. Sanghi's leadership has been key to the substantial revenue and profitability growth, strong market position and substantial increase in the market value of Microchip since taking Microchip public in 1993, and to leading Microchip's strong performance relative to others in the industry over a number of years.
For fiscal 2014, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.
At our last annual meeting of stockholders held in August 2013, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 96% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2015.
Elements of Compensation
Our executive compensation program is currently comprised of four major elements:

•	annual base salary,

•	incentive cash bonuses,

•	equity compensation, and

•	compensation and employee benefits generally available to all of our employees.
The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry.
Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.
Base Salaries. We review the base salaries of our executive officers each year. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual officers relative to their respective areas of responsibility. In particular, we consider our overall revenue growth and revenue growth in our strategic product lines, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP net income per diluted share, cash generation, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. For fiscal 2014, Microchip did not conduct an annual focal review process for executive or non-executive employees, and employee salary reviews were conducted on a quarterly basis. Also, the budget for salary increases was established each quarter, with any increases determined each quarter on a discretionary basis based on the performance reviews of the employees.
After consideration of the factors described above, the base salaries for our named executive officers other than our CEO were increased by an average of approximately 1.9% over the course of fiscal 2014. Our CEO's base salary did not increase compared to the prior fiscal year. The budget for salary increases for our U.S. employee base over the course of fiscal 2014 was 1.3%. Due to uncertain economic and industry conditions, in the third quarter of fiscal 2013, Microchip asked its employees, including executives, to participate in a voluntary 5% pay reduction program. As economic and industry conditions improved, the voluntary pay reduction amount was reduced to 2.5% in March 2013 and to 0% in July 2013. Each of our executives participated in the voluntary salary reduction program. During fiscal 2014, the Compensation Committee approved certain additional awards under the DMICP and ECBP to those employees, including executives, who participated in the salary reduction program.
Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the EMICP. Executive officers may also receive quarterly payments under the DMICP. The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. The Compensation Committee uses the DMICP to help achieve the overall objectives of the performance bonus program.
The performance metrics under the EMICP are determined by the Compensation Committee at the beginning of each quarter so that such compensation may qualify as performance-based compensation within the meaning of Rule 162(m) under the Internal Revenue Code.  The metrics may be based on either GAAP or non-GAAP financial results at the discretion of the Compensation Committee. The Compensation Committee typically uses non-GAAP information when setting the targets because it believes such targets are more useful in understanding our operating results due to the exclusion of non-cash, non-recurring and other special charges. Except for the earnings per share metric which changes each quarter, each of the performance metrics is typically the same for each quarter of the fiscal year (or longer).  The table below sets forth the performance metrics under the EMICP for each quarter of fiscal 2014:

			Actual Results
Performance Metric	Target Quarterly Measurement for Q1 thru Q4 FY14	Target % of Bonus	Q1 FY14 Perf.	Q1 FY14 Bonus Payout %	Q2 FY14 Perf.	Q2 FY14 Bonus Payout %	Q3 FY14 Perf.	Q3 FY14 Bonus Payout %	Q4 FY14 Perf.	Q4 FY14 Bonus Payout %
Total sequential revenue growth	2.5%	10	7.59	30.36	6.46	25.84	(2.10)	(8.40)	2.28	9.12
High performance microcontroller sequential revenue growth	6.5%	4	14.58	8.97	14.92	9.18	(2.09)	(1.29)	13.27	8.17
Analog sequential revenue growth	3.5%	4	6.23	7.12	5.08	5.81	(0.38)	0.43	(1.32)	(1.51)
Licensing sequential revenue growth	3.0%	3	2.07	2.07	10.25	10.25	(3.03)	(3.03)	(3.80)	(3.80)
Gross margin percentage (non-GAAP)	57.5%	15	58.03	16.99	59.01	20.67	59.00	20.63	59.30	21.75
Operating expenses as a percentage of sales (non-GAAP)	28.5%	15	27.49	20.05	27.22	21.41	27.09	22.05	26.57	24.65
Operating income as a percentage of sales (non-GAAP)	28.3%	15	30.54	20.60	31.79	23.73	31.91	24.03	32.73	26.08
Earnings per share (quarterly) (non-GAAP)	(1)	14	57.20	36.72	63.21	34.12	60.91	17.02	63.66	19.69
EMICP Total	N/A	80	N/A	142.88	N/A	151.00	N/A	71.44	N/A	104.15
DMICP Total	Discretionary	20	N/A	47.12(2)	N/A	40.00(3)	N/A	28.56(4)	N/A	35.85(5)

(1)	The EMICP quarterly non-GAAP earnings per share (EPS) targets for the first, second, third and fourth quarters of fiscal 2014 were $0.46, $0.52, $0.59 and $0.60, respectively.

(2)	The DMICP was 7.12% of the target, with an additional 40% DMICP payout for all personnel that participated in the voluntary salary reduction program.

(3)	The DMICP was 0% of the target, with an additional 40% DMICP payout for all personnel that participated in the voluntary salary reduction program.

(4)	The DMICP was 3.56% of the target, with an additional 25% DMICP payout for all personnel that participated in the voluntary salary reduction program.

(5)	The DMICP was 10.85% of the target, with an additional 25% DMICP payout for all personnel that participated in the voluntary salary reduction program.

The total amount payable to each executive under the EMICP and the DMICP is based on a percentage of his base salary at the beginning of the quarter.  The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year.  However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the EMICP (as disclosed in the table above) and payment of 20% as a discretionary award under the DMICP (as disclosed in the table above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by his base salary. In fiscal 2014, the quarterly payments under the EMICP for our named executive officers were targeted at an aggregate of approximately $1,361,020 for all such officers as a group. In fiscal 2014, the quarterly payments under the DMICP for our named executive officers were targeted at an aggregate of approximately $340,255 for all such officers as a group. Bonuses under the EMICP are subject to a maximum award of $2,500,000 per individual per performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years); however, all awards to date have been substantially less than such maximum amount.
The actual awards under the EMICP are based on our actual quarterly financial performance compared to the performance metrics and the actual awards under the DMICP are determined in the discretion of our Compensation Committee and can be significantly higher or lower than the 20% target.  The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect his actual bonus payment during the fiscal year. For fiscal 2014, the specific total bonus percentages under both the EMICP and DMICP for each of our named executive officers was as follows: for Mr. Sanghi it was 200% of his salary for the associated quarter; for Mr. Moorthy it was 61% of his salary; for Mr. Little it was 46% of his salary; for Mr. Drehobl it was 45% of his salary; and for Mr. Bjornholt it was 32% of his salary. These bonus percentages did not change from the percentages used for fiscal 2013.
As indicated in the above table, for each of the quarters of fiscal 2014, 3.0% of the quarterly EMICP payment was based on Microchip's Licensing Division achieving total sequential revenue growth of 3.0%.  Accordingly, if Microchip's Licensing Division's sequential revenue growth for a quarter was 3.0%, then each executive would be paid the corresponding 3.0% of his EMICP target bonus amount for that quarter.  If Microchip's Licensing Division's revenue growth for a quarter was 1.5%, then each executive would be paid a corresponding 1.5% of his target bonus amount for the quarter (i.e., 1/2 of the 3.0%) and if Microchip's Licensing Division's revenue growth for a quarter was 6.0%, then each executive would be paid a corresponding 6.0% of his target bonus amount for the quarter (i.e., 6/3 of the 3.0%).  A similar methodology is applied each quarter to each of the performance metrics listed in the above tables.
As set forth in the above table, during fiscal 2014, consistent with our "pay-for-performance" philosophy, our CEO and other executive officers received bonuses under the EMICP for each quarter of fiscal 2014. Payments were also made under the DMICP for each quarter of fiscal 2014. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2014, the total bonus payments under the EMICP and the DMICP for our named executive officers, other than our CEO, ranged from $100,508 to $271,392. In fiscal 2014, Mr. Sanghi earned an aggregate EMICP bonus of $1,410,358, and an aggregate DMICP bonus of $455,066. Please see footnote 4 to the Summary Compensation Table on page 35 of this Proxy Statement which sets forth the actual amount of the EMICP and DMICP awards for each named executive officer for fiscal 2014. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.
Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders. Accordingly, in fiscal 2014, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.

We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer, both the unvested retention value and the vested amount. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.
The evergreen grants of RSUs for fiscal 2014 were awarded with vesting subject to meeting specified performance goals related to achieving certain levels of operating expenses or income over a specified time frame. Specifically, with respect to the RSU awards made in April 2013, the performance goal was related to achieving non-GAAP operating expenses for the three months ended June 30, 2013 of $150 million or less; with an achievement of $130 million of non-GAAP operating expenses necessary for full vesting of the award. Based on the actual operating expenses for such period, these awards will vest at 100%. With respect to the awards made in July 2013, the performance goal was related to achieving non-GAAP operating income for the three months ended September 30, 2013 of $110 million or more; with an achievement of $130 million of non-GAAP operating income necessary for full vesting of the award. Based on the actual operating income for such period, these awards will vest at 100%. With respect to the awards made in October 2013, the performance goal was related to achieving non-GAAP operating income for the three months ended December 31, 2013 of $115 million or more, with an achievement of $135 million of non-GAAP operating income necessary for full vesting of the award. Based on the actual operating expenses for such period, these awards will vest at 100%. With respect to the awards made in January 2014, the performance goal was related to achieving non-GAAP operating income for the three months ended March 31, 2014 of $120 million or more, with an achievement of $140 million of non-GAAP operating income necessary for full vesting of the award. Based on the actual operating expenses for such period, these awards will vest at 100%. With respect to the performance goals for the RSU grants, the goals exclude the impact of any acquisitions completed by Microchip during the performance period. In addition to the performance-based vesting requirements, the vesting of each of the foregoing RSU awards is subject to the continued service of the officer on the vesting date which is approximately four years from the grant date.
In addition to our regular quarterly evergreen grants, a special performance-based RSU grant was made on February 4, 2013 to further incentivize our officers to improve our non-GAAP earnings per share and enhance stockholder value. The performance-based goal for this grant was related to achieving non-GAAP quarterly earnings per share of $0.63 or greater. These awards did not vest in fiscal 2013, but vested in full on November 15, 2013.
Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements. Grants of RSUs in fiscal 2014 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2014, approximately 52% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. Since the middle of fiscal 2006, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.
In granting equity compensation awards to executive officers, we consider numerous factors, including:

•	the individual's position, experience, and responsibilities,

•	the individual's future potential to influence our mid- and long-term growth,

•	the vesting schedule of the awards, and

•	the number and value of awards previously granted.
We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.

The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.
See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2014" at page 37 for information regarding RSUs granted during fiscal 2014 to our named executive officers.
Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board of Directors with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board of Directors. This policy was proposed by our Nominating and Governance Committee and ratified by our Board of Directors in October 2003. Under this policy, effective April 1, 2004, each of our directors, executive officers, vice presidents and internal director-level employees must maintain a specified minimum level of ownership of our stock during their tenure in their respective office or position. During fiscal 2014, all of our executive officers and directors were in compliance with the terms of such policy.
Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect.
Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:

•	our employee stock purchase plan,

•	medical, dental, vision, employee assistance program, flexible spending, and disability insurance,

•	life insurance benefits,

•	a 401(k) retirement savings plan,

•	an employee cash bonus plan, and

•	vacation and paid time off.
Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the annual determination of executive officer compensation.
Employee Stock Purchase Plan. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deduction at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deduction at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.
Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $7,500 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the Summary Compensation Table on page 35 pursuant to SEC rules and regulations.

Life Insurance. In fiscal 2014, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.
401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by Federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first and second quarters of fiscal 2014 equal to $0.50 for each dollar contributed by the employee for the first 4% of their salary contributions. For the third quarter of fiscal 2014, our Compensation Committee approved discretionary matching contributions equal to $0.375 for each dollar contributed by the employee for the first 4% of their salary contributions. For the fourth quarter of fiscal 2014, our Compensation Committee approved discretionary matching contributions equal to $0.60 for each dollar contributed by the employee for the first 4% of their salary contributions. There are no required matching contributions under the plan.
Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan or ECBP. The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Additionally, the Compensation Committee determined that an additional ten hours of pay could be awarded to employees who had outstanding performance in the quarter, as determined by management. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.
The pay-out under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. For the first and second quarters of fiscal 2014, bonus awards were paid out in each of the quarters at 140% of target for all employees, with up to an additional 50% of target for those employees who participated in the voluntary salary reduction program, and up to an additional 50% of target for a select group of employees with outstanding performance during the quarter. For the third quarter of fiscal 2014, bonus awards were paid out at 70% of the target for all employees, with an additional 25% of target for those employees who participated in the voluntary salary reduction program, and up to an additional 50% of target for a select group of employees with outstanding performance during the quarter. For the fourth quarter of fiscal 2014, bonus awards were paid out at 110% of target, with an additional 25% of target for those employees who participated in our voluntary salary reduction program, and up to an additional 50% of target for a select group of employees with outstanding performance during the quarter. Under the ECBP, for fiscal 2014, our named executive officers other than our CEO received total payments ranging from $12,863 to $18,885 and our CEO received $35,228.
Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.
Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.
We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.
Employment Contracts, Termination of Employment and Change of Control Arrangements We do not have employment contracts with our CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements below) or upon retirement. Our CEO, CFO, and our executive officers have entered into change of control agreements with us.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from the company if as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.
With respect to our CEO, CFO and VP of Worldwide Sales, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•
a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year;

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and VP of Worldwide Sales, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our CEO, the CFO and the VP of Worldwide Sales, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.
With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, if the executive officer terminates his employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•	a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year,

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year,

•
a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer), and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.
The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2014, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)	Continuation of Certain Benefits (3)
Steve Sanghi (4)	$1,220,228	$2,487,388	$20,290,645	$—	2 years
Ganesh Moorthy (5)	295,402	191,557	7,711,807	—	1 year
Mitchell R. Little (5)	280,373	139,756	4,003,530	—	1 year
Stephen V. Drehobl (5)	233,657	114,133	4,327,390	—	1 year
J. Eric Bjornholt (5)	208,544	74,755	2,537,154	—	1 year

(1)	Value represents the gain our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2014.

(2)
This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

(3)
Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.

(4)
The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our management incentive compensation plans (EMICP and DMICP) and ECBP.

(5)
The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our management incentive compensation plans (EMICP and DMICP) and ECBP.

Performance-Based Compensation and Financial Restatement
To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.
Tax Deductibility
Section 162(m) of the Code disallows a corporate income tax deduction for executive compensation paid to our named executive officers in excess of $1,000,000 per year, unless that income meets permitted exceptions. In order to enhance our ability to obtain tax deductions for executive compensation, our stockholders have approved our EMICP. This allows us to seek to have such compensation under our EMICP qualify as performance-based compensation under Section 162(m). Additionally, our 2004 Equity Incentive Plan allows for the granting of performance-based awards such as RSUs. To the extent that we grant awards with such performance-based limitations, we would expect them to qualify as performance-based awards for purposes of 162(m).

To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any additional actions are advisable to obtain deductibility.
Conclusion
We believe that our executive team provided outstanding service to Microchip in fiscal 2014. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Wade F. Meyercord (Chair)	L.B. Day
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Steve Sanghi, President and CEO	2014	$604,834	$35,228	$3,254,225	$1,865,424	—	$7,599	$5,767,310
	2013	595,647	10,105	3,223,353	755,077	—	5,251	4,589,433
	2012	590,002	5,696	4,941,248	669,471	—	3,763	6,210,180
Ganesh Moorthy, COO	2014	290,137	18,186	1,317,155	271,392	—	6,432	1,903,302
	2013	281,686	4,773	1,248,919	108,786	—	3,245	1,647,409
	2012	279,596	2,690	1,235,085	84,926	—	3,213	1,605,510
Mitchell R. Little, VP, Worldwide Sales and Applications	2014	277,947	18,885	639,218	197,166	—	8,051	1,141,267
	2013	274,192	4,644	638,879	79,808	—	4,885	1,002,408
	2012	273,332	2,630	665,603	62,608	—	4,196	1,008,369
Stephen V. Drehobl, VP, MCU8 and Technology Development Division	2014	228,178	14,839	736,066	157,719	—	5,222	1,142,024
	2013	222,144	3,776	732,280	63,477	—	2,684	1,024,361
	2012	215,169	2,073	676,537	45,049	—	2,690	941,518
J. Eric Bjornholt, VP and CFO	2014	205,413	12,863	464,896	100,508	—	4,282	787,962
	2013	198,861	3,370	426,383	40,288	—	2,074	670,976
	2012	197,169	1,899	390,623	31,452	—	2,129	623,272

(1)	Represents the base salary earned by each executive officer in the specified fiscal year.

(2)	Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.

(3)
Represents the aggregate grant date fair value of awards of RSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs in fiscal 2014, please refer to Note 19, "Equity Incentive Plans" to Microchip's audited financial statements for the fiscal year ended March 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on May 30, 2014.

(4)
Represents the aggregate amount of bonuses earned by each executive officer in the specified fiscal year under our EMICP and DMICP. Each executive officer received the following payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	EMICP	DMICP
Steve Sanghi	2014	$1,410,358	$455,066
	2013	645,960	109,117
	2012	529,111	140,360
Ganesh Moorthy	2014	205,122	66,270
	2013	93,065	15,721
	2012	76,230	8,696
Mitchell R. Little	2014	149,067	48,098
	2013	68,275	11,533
	2012	56,197	6,411
Stephen V. Drehobl	2014	119,233	38,486
	2013	54,304	9,173
	2012	40,436	4,613
J. Eric Bjornholt	2014	75,965	24,543
	2013	34,466	5,822
	2012	28,231	3,221

(5)
Any contributions under our non-qualified deferred compensation plan are invested at the discretion of the executive officer and there are no above-market or preferential earnings on such amounts made or provided by Microchip.

(6)
Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k)	Life Insurance
Steve Sanghi	2014	$5,921	$1,677
	2013	3,574	1,677
	2012	2,129	1,634
Ganesh Moorthy	2014	5,535	897
	2013	2,348	897
	2012	2,281	932
Mitchell R. Little	2014	5,477	2,574
	2013	2,311	2,574
	2012	2,285	1,911
Stephen V. Drehobl	2014	4,414	808
	2013	1,902	782
	2012	1,908	782
J. Eric Bjornholt	2014	3,972	310
	2013	1,775	299
	2012	1,824	305

Grants of Plan-Based Awards During Fiscal 2014

The following table sets forth information with respect to our EMICP, our DMICP, and our ECBP, as well as RSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2014. Actual payments for our bonus plans in fiscal 2014 are reflected in the Summary Compensation Table above. Equity awards in the table below were granted in fiscal 2014.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended March 31, 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)
Steve Sanghi	4/1/2013	—	—	—	25,673	—	—	800,484
	7/1/2013	—	—	—	25,261	—	—	811,383
	10/1/2013	—	—	—	23,424	—	—	821,245
	1/2/2014	—	—	—	21,372	—	—	821,112
	—	—	976,183(4)	—	—	—	—	—
	—	—	244,046(5)	—	—	—	—	—
	—	—	23,466	—	—	—	—	—
Ganesh Moorthy	4/1/2013	—	—	—	10,391	—	—	323,991
	7/1/2013	—	—	—	10,225	—	—	328,427
	10/1/2013	—	—	—	9,481	—	—	332,404
	1/2/2014	—	—	—	8,650	—	—	332,333
	—	—	144,156(4)	—	—	—	—	—
	—	—	36,039(5)	—	—	—	—	—
	—	—	11,362	—	—	—	—	—
Mitchell R. Little	4/1/2013	—	—	—	5,043	—	—	157,241
	7/1/2013	—	—	—	4,962	—	—	159,379
	10/1/2013	—	—	—	4,601	—	—	161,311
	1/2/2014	—	—	—	4,198	—	—	161,287
	—	—	103,177(4)	—	—	—	—	—
	—	—	25,794(5)	—	—	—	—	—
	—	—	10,784	—	—	—	—	—
Stephen V. Drehobl	4/1/2013	—	—	—	5,807	—	—	181,062
	7/1/2013	—	—	—	5,714	—	—	183,534
	10/1/2013	—	—	—	5,298	—	—	185,748
	1/2/2014	—	—	—	4,834	—	—	185,722
	—	—	84,117(4)	—	—	—	—	—
	—	—	21,029(5)	—	—	—	—	—
	—	—	8,987	—	—	—	—	—
J. Eric Bjornholt	4/1/2013	—	—	—	3,668	—	—	114,368
	7/1/2013	—	—	—	3,609	—	—	115,921
	10/1/2013	—	—	—	3,346	—	—	117,311
	1/2/2014	—	—	—	3,053	—	—	117,296
	—	—	53,387(4)	—	—	—	—	—
	—	—	13,347(5)	—	—	—	—	—
	—	—	8,021	—	—	—	—	—

(1)    Individual awards under our EMICP, DMICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period. The EMICP does provide that the maximum amount payable to any participant is $2.5 million for any performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years).
(2)    Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.

(3)    This column shows the full grant date fair value of RSU awards granted to the named executives in fiscal 2014. Generally, the full grant date fair value is the amount that Microchip would expense in its financial statements over the award's vesting schedule.
(4)    This annual target represents the portion of the executive officer's base salary (as measured at the end of fiscal 2014) targeted for estimated future payout in fiscal 2015 under Microchip's EMICP.
(5)    This annual target represents the portion of the executive officer's base salary (as measured at the end of fiscal 2014) targeted for estimated future payout in fiscal 2015 under Microchip's DMICP.
Summary Compensation Table and Grants of Awards Table Discussion
Based on the data in the Summary Compensation Table, the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 30.8% to 44.0% for our named executive officers in fiscal 2014. See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.
We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.
For a discussion of the material terms of the awards listed in the Grants of Awards Table, see our discussion of the equity awards and incentive cash bonuses in the "Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."
Microchip has not repriced any stock options or made any material modifications to any equity-based awards during the last fiscal year.

Outstanding Equity Awards at Fiscal 2014 Year End
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (19) ($)
Steve Sanghi	145,000(1)	25.29	4/1/2015	25,607(2)	1,222,990
	—	—	—	25,995(3)	1,241,521
	—	—	—	22,958(4)	1,096,474
	—	—	—	22,612(5)	1,079,949
	—	—	—	14,000(6)	668,640
	—	—	—	24,894(7)	1,188,937
	—	—	—	24,901(8)	1,189,272
	—	—	—	31,022(9)	1,481,611
	—	—	—	26,398(10)	1,260,768
	—	—	—	25,295(11)	1,208,089
	—	—	—	28,771(12)	1,374,103
	—	—	—	28,693(13)	1,370,378
	—	—	—	27,970(14)	1,335,847
	—	—	—	25,673(15)	1,226,142
	—	—	—	25,261(16)	1,206,465
	—	—	—	23,424(17)	1,118,730
	—	—	—	21,372(18)	1,020,727
Ganesh Moorthy	—	—	—	10,609(2)	506,686
	—	—	—	10,769(3)	514,327
	—	—	—	9,511(4)	454,245
	—	—	—	9,368(5)	447,416
	—	—	—	9,187(7)	438,771
	—	—	—	9,190(8)	438,914
	—	—	—	11,449(9)	546,804
	—	—	—	9,742(10)	465,278
	—	—	—	9,335(11)	445,840
	—	—	—	11,303(12)	539,831
	—	—	—	11,272(13)	538,351
	—	—	—	10,988(14)	524,787
	—	—	—	10,391(15)	496,274
	—	—	—	10,225(16)	488,346
	—	—	—	9,481(17)	452,813
	—	—	—	8,650(18)	413,124
Mitchell R. Little	—	—	—	5,853(2)	279,539
	—	—	—	5,942(3)	283,790
	—	—	—	5,248(4)	250,644
	—	—	—	5,168(5)	246,824
	—	—	—	4,890(7)	233,546
	—	—	—	4,891(8)	233,594
	—	—	—	6,094(9)	291,049
	—	—	—	5,185(10)	247,636
	—	—	—	4,969(11)	237,319
	—	—	—	5,652(12)	269,940
	—	—	—	5,636(13)	269,175
	—	—	—	5,494(14)	262,393
	—	—	—	5,043(15)	240,854
	—	—	—	4,962(16)	236,985
	—	—	—	4,601(17)	219,744
	—	—	—	4,198(18)	200,496

Outstanding Equity Awards at Fiscal 2014 Year End
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (19) ($)
Stephen V. Drehobl	—	—	—	5,853(2)	279,539
	—	—	—	5,942(3)	283,790
	—	—	—	5,248(4)	250,644
	—	—	—	5,168(5)	246,824
	—	—	—	5,038(7)	240,615
	—	—	—	5,039(8)	240,663
	—	—	—	6,278(9)	299,837
	—	—	—	5,342(10)	255,134
	—	—	—	5,721(11)	273,235
	—	—	—	6,508(12)	310,822
	—	—	—	6,490(13)	309,962
	—	—	—	6,327(14)	302,178
	—	—	—	5,807(15)	277,342
	—	—	—	5,714(16)	272,901
	—	—	—	5,298(17)	253,032
	—	—	—	4,834(18)	230,872
J. Eric Bjornholt	—	—	—	3,292(2)	157,226
	—	—	—	3,342(3)	159,614
	—	—	—	2,952(4)	140,988
	—	—	—	2,907(5)	138,838
	—	—	—	2,815(7)	134,444
	—	—	—	2,816(8)	134,492
	—	—	—	3,508(9)	167,542
	—	—	—	3,300(10)	157,608
	—	—	—	3,162(11)	151,017
	—	—	—	3,596(12)	171,745
	—	—	—	3,928(13)	187,601
	—	—	—	3,829(14)	182,873
	—	—	—	3,668(15)	175,184
	—	—	—	3,609(16)	172,366
	—	—	—	3,346(17)	159,805
	—	—	—	3,053(18)	145,811

(1)This option is fully vested.
(2)The award vested in full on May 15, 2014.
(3)The award vests in full on August 15, 2014, subject to continued service on such date.
(4)The award vests in full on November 15, 2014, subject to continued service on such date.
(5)The award vests in full on February 15, 2015, subject to continued service on such date.
(6)The award vests quarterly over four quarters commencing on May 15, 2014, subject to continued service on such dates.
(7)The award vests in full on May 15, 2015, subject to continued service on such date.
(8)The award vests in full on August 15, 2015, subject to continued service on such date.
(9)The award vests in full on November 15, 2015, subject to continued service on such date.
(10)The award vests in full on February 15, 2016, subject to continued service on such date.
(11)The award vests in full on May 15, 2016, subject to continued service on such date.
(12)The award vests in full on August 15, 2016, subject to continued service on such date.
(13)The award vests in full on November 15, 2016, subject to continued service on such date.
(14)The award vests in full on February 15, 2017, subject to continued service on such date.
(15)The award vests in full on May 15, 2017, subject to continued service on such date.
(16)The award vests in full on August 15, 2017, subject to continued service on such date.
(17)The award vests in full on November 15, 2017, subject to continued service on such date.
(18)The award vests in full on February 15, 2018, subject to continued service on such date.
(19)Represents the number of RSUs multiplied by $47.76, the closing price of our common stock on March 31, 2014.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended March 31, 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Sanghi, President and CEO	23,400	226,746	33,400	1,205,740
	70,249	768,524	3,500	131,705
	50,000	481,500	3,500	137,935
	50,000	821,305	31,683	1,248,627
	7,800	127,923	718	31,312
	9,263	152,032	3,500	152,635
	27,937	458,192	28,570	1,245,938
	10,000	162,088	3,500	159,250
	45,000	876,672	24,712	1,124,396
	50,000	962,145	—	—
	50,000	967,880	—	—
Ganesh Moorthy, COO	5,000	70,853	12,406	447,857
	25,000	373,430	11,768	463,777
	40,000	566,820	339	14,784
	17,141	305,987	11,428	498,375
	2,859	50,636	9,885	449,768
	20,000	389,206	—	—
Mitchell R. Little, VP Worldwide Sales and Applications	—	—	7,634	275,587
	—	—	7,242	285,407
	—	—	330	14,391
	—	—	6,530	284,773
	—	—	5,649	257,030
Stephen V. Drehobl, VP, MCU8 and Technology Development Division	—	—	6,680	241,148
	—	—	6,337	249,741
	—	—	268	11,687
	—	—	5,714	249,188
	—	—	5,295	240,923
J. Eric Bjornholt, VP and CFO	—	—	3,817	137,794
	—	—	3,621	142,704
	—	—	239	10,423
	—	—	3,673	160,180
	—	—	3,177	144,554

Non-Qualified Deferred Compensation for Fiscal Year 2014
All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan, or the Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.

Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.
We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.
The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2014.
NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1)
Steve Sanghi	—	—	—	—	—
Ganesh Moorthy	—	—	31,755	—	163,735
Mitchell R. Little	—	—	—	—	—
Stephen V. Drehobl	137,777	—	27,299	—	242,932
J. Eric Bjornholt	22,037	—	16,267	—	149,061

(1)
The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2014 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2014 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2014, may be issued upon the vesting of RSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),

•	Microchip 1997 Nonstatutory Stock Option Plan,

•	Microchip 2001 Employee Stock Purchase Plan,

•	Microchip 2004 Equity Incentive Plan,

•	SMSC 2002 Inducement Stock Option Plan,

•	SMSC 2003 Inducement Stock Option Plan,

•	SMSC 2004 Inducement Stock Option Plan,

•	SMSC 2005 Inducement Stock Option and Restricted Stock Plan,

•	SMSC 2009 Long Term Incentive Plan (the "LTIP"), and

•	Microchip Technology Incorporated 2012 Inducement Award Plan (the "2012 Inducement Plan").

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs	(b) Weighted average exercise price of outstanding options (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders (2)	5,848,504(3)	$27.78	18,334,951(4)
Equity Compensation Plans Not Approved by Stockholders	255,141(5)	$19.59	—
Total	6,103,645	$24.75(6)	18,334,951

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)
Beginning January 1, 2005, the shares authorized for issuance under our 2001 Employee Stock Purchase Plan, or the ESPP, are subject to an annual automatic increase equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors. Upon the approval of our Board of Directors, there were no shares added under the ESPP on January 1, 2014 based on the automatic increase provision. Beginning January 1, 2007, the shares authorized for issuance under our 1994 International Employee Stock Purchase Plan, or the IESPP, are subject to an annual automatic increase of equal to one-tenth of one percent (0.10%) of the then outstanding shares of our common stock. Upon the approval of our Board of Directors, there were no shares added under the IESPP on January 1, 2014 based on the automatic increase provision.

(3)
As of March 31, 2014, includes 5,463,694 shares issuable upon the vesting of RSUs granted under our 2004 Equity Incentive Plan, and 384,810 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.

(4)
As of March 31, 2014, includes 12,028,786 shares remaining available for future issuance under our 2004 Equity Incentive Plan, of which 9,900,000 shares were approved for addition to the 2004 Equity Incentive Plan by our stockholders at our 2012 annual meeting of stockholders. The remaining balance represents shares available for purchase under the IESPP and the ESPP.

(5)
As of March 31, 2014, includes 7,094 shares subject to outstanding options under our 1997 Nonstatutory Stock Option Plan and 114,386 shares subject to outstanding SARs under the 2012 Inducement Plan. No additional awards may be granted under such plans. Also, includes 113,988 shares subject to outstanding awards under 2009 LTIP; 14,405 shares subject to outstanding options under the 2005 Inducement Plan; 3,399 shares subject to outstanding options under the 2004 Inducement Plan; 1,643 shares subject to outstanding options under the 2003 Inducement Plan; and 226 shares subject to outstanding options under the 2002 Inducement Plan. These inducement plans were all adopted by SMSC prior to our acquisition of SMSC in August 2012, and no additional options or other awards may be granted under such plans.

(6)	As of March 31, 2014, there were a total of 573,611 shares subject to outstanding options, with a weighted average price of $24.75 per share and a weighted average term of 2.64 years.

Equity Compensation Plans Not Approved by Stockholders

Microchip Technology Incorporated 1997 Nonstatutory Stock Option Plan

In November 1997, our Board of Directors approved the Microchip 1997 Nonstatutory Stock Option Plan (the "1997 Plan"). Under our 1997 Plan, nonqualified stock options were granted to employees who were not officers or directors of Microchip and to our consultants. The 1997 Plan was not submitted to our stockholders for approval because doing so was not required under applicable rules and regulations in effect at the time the plan was initially adopted or when it was amended.

The expiration date, maximum number of shares purchasable, and other provisions of options granted under the 1997 Plan, including vesting provisions, were established at the time of grant by either the Compensation Committee or the Employee Committee appointed by the Board of Directors, provided that the exercise price of an option could not be less than the fair market value of our common stock on the date of grant and no option could have a term of more than 10 years. If Microchip is acquired by merger, consolidation or asset sale, each outstanding option that is not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and vest in full. In connection with a change of control of Microchip by tender offer or proxy contest for board membership, our Board of Directors can accelerate the vesting of outstanding options. Our Board of Directors or Compensation Committee may amend or terminate the 1997 Plan without stockholder approval, but no amendment or termination of the 1997 Plan may adversely affect any award previously granted under the 1997 Plan without the written consent of the stock option holder.

Microchip Technology Incorporated 2012 Inducement Award Plan

In August 2012, our Board of Directors approved the 2012 Inducement Plan. Under our 2012 Inducement Plan, SARs were granted to certain employees of SMSC as an inducement for them to enter employment with Microchip. The 2012 Inducement Plan was not submitted to our stockholders for approval because doing so was not required under applicable rules and regulations in effect at the time the plan was adopted.

The expiration date and other provisions of awards granted under the 2012 Inducement Plan, including vesting provisions, were established at the time of grant by the Compensation Committee. No SAR may have a term of more than 10 years. If Microchip is acquired by merger, consolidation or asset sale, or there is a nomination and election of 50% or more of all members of the Board within a 36-month period whose election is without recommendation of the Board, then each outstanding SAR may be terminated at the discretion of any committee appointed by the Board upon notice to the award holder. Our Board of Directors may amend or terminate the 2012 Inducement Plan without stockholder approval, but no amendment of the 2012 Inducement Plan may adversely affect any award previously granted under the 2012 Inducement Plan without the written consent of the SAR holder.

CODE OF ETHICS

In May, 2004, our Board of Directors adopted a code of ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the code of ethics, as amended to date, is available on our website at the About Us/Corporate Responsibility section under Ethics and Conduct on www.microchip.com.
We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting
At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2015 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2015 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 19, 2015. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2015 annual meeting must do so no later than April 18, 2015.

•
However, if we hold our 2015 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2014 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2015 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

•
A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2015 annual meeting.

•
If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2014 Annual Report are available online (see "Electronic Access to Proxy Statement and Annual Report" on page 3), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.
Date of Proxy Statement
The date of this proxy statement is July 18, 2014.

APPENDIX A
MICROCHIP TECHNOLOGY INCORPORATED
2001 EMPLOYEE STOCK PURCHASE PLAN
As Amended Through May 19, 2014 (subject to stockholder approval)

The following constitute the provisions of the 2001 Employee Stock Purchase Plan of Microchip Technology Incorporated, as amended through May 19, 2014.
1.Purpose. The purpose of the Plan is to provide employees of the Company and one or more of its Corporate Affiliates an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.
2.    Definitions.
(a)    “Administrator” shall mean the Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)    “Board” shall mean the Board of Directors of the Company.
(c)    “Change of Control” shall mean the occurrence of any of the following events:
(i)    a merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated); or
(ii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)    a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to a person or persons different from those who held the stock immediately prior to such merger.
(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)    “Committee” means a committee of the Board appointed by the Board in accordance with Section 14 hereof.
(f)    “Common Stock” shall mean the common stock of the Company, par value $0.001.
(g)    “Company” shall mean Microchip Technology Incorporated, a Delaware corporation.
(h)    “Compensation” shall mean the following items paid to an Eligible Employee by the Company and/ or one or more Corporate Affiliates during such individual’s period of participation in the Plan: (i) regular base salary, and (ii) any pre-tax contributions made by the Eligible Employees to any Code Section 401(k) plan, any Code Section 125 Plan, any unfunded non-qualified deferred compensation plan described in Sections 201(2), 301(a)(3) or 401(a)(1) of ERISA, and (iii) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive type payments. There shall be excluded any contributions (except 401(k) and 125 contributions) made on the Eligible Employee’s behalf by the Company or Corporate Affiliate.

(i)    “Corporate Affiliate” shall mean any parent or subsidiary of the Company (as defined in Section 424 of the Code) which is incorporated in the United States, including any parent or subsidiary corporation which becomes such after the Effective Date.
(j)    “Effective Date” shall mean March 1, 2002.
(k)    “Eligible Employee” shall mean any individual who is a common law employee of any Participating Company and whose customary employment with the Participating Company is at least 20 hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or in writing signed by a duly authorized officer of the Company, the employment relationship shall be deemed to have terminated on the 91st day of such leave.
(l)    “Entry Date” shall mean the first Trading Day of any Offering Period. An Entry Date occurs on the first Trading Day in March or September.
(m)    “ERISA” shall mean the Employee Retirement Income Security of 1974, as amended.
(n)    “Exercise Date” shall mean the first Trading Day of March and September.
(o)    “Fair Market Value” shall mean the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; provided, however, that if there is no closing sales price (or closing bid price, if applicable) for such date, then the closing sales price (or closing bid price, if applicable) for the next day for which such quotation exists.
(p)    “Offering Periods” shall mean a period of time during which an option granted pursuant to the Plan may be exercised. The Plan shall be implemented by a series of Offering Periods (“Series of Offering Periods”). Each Series of Offering Periods shall contain four (4) Offering Periods. The first Offering Period in the Series shall commence on the first Trading Day on or after March 1, 2002, and shall end on the first Trading Day on or after March 1, 2004 (the “Last Day of the Series”). The second Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 18 months and shall end on the Last Day of the Series. The third Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 12 months and shall end on the Last Day of the Series. The fourth Offering Period in the Series shall commence on the next following Entry Date, shall last approximately six (6) months and shall end on the Last Day of the Series. A new Series of Offering Periods shall commence on the Last Day of the Series. The duration and timing of Offering Periods may be changed pursuant to Section 20 of this Plan.
(q)    “Participating Company” shall mean the Company and such Corporate Affiliates as may be designated from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.
(r)    “Plan” shall mean this Employee Stock Purchase Plan.
(s)    “Purchase Period” shall mean the approximately six (6) month period commencing on one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the first Entry Date and end with the next Exercise Date.
(t)    “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Entry Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.
(u)    “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.
3.    Eligibility.
(a)    Generally. Any Eligible Employee on a given Entry Date shall be eligible to participate in the Plan.
(b)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds $25,000.00 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods (“Series of Offering Periods”). Each Series of Offering Periods shall contain four (4) Offering Periods. The first Offering Period in the Series shall commence on the first Trading Day on or after March 1, 2002, and shall end on the first Trading Day on or after March 1, 2004 (the “Last Day of the Series”). The second Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 18 months and shall end on the Last Day of the Series. The third Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 12 months and shall end on the Last Day of the Series. The fourth Offering Period in the Series shall commence on the next following Entry Date, shall last approximately six (6) months and shall end on the Last Day of the Series. A new Series of Offering Periods shall commence on the Last Day of the Series. The duration and timing of Offering Periods may be changed pursuant to Section 20 of this Plan.
5.    Participation. An Eligible Employee may become a participant in the Plan by enrolling via E*Trade or completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's stock plan administrator, on a date determined by such administrator, which shall be no later than five (5) Trading Days prior to the applicable Entry Date.
6.    Payroll Deductions.
(a)    At the time a participant enrolls via E*Trade or files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in any multiple of one-percent (1%), but not exceeding ten-percent (10%) of the Compensation which he or she receives during each Purchase Period; provided, however, that should a payday occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period or Purchase Period, as the case may be. A participant's elections via E*Trade enrollment or a subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)    Payroll deductions for a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
(c)    A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by changing deductions via E*Trade or completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. No more than one (1) such reduction shall be allowed in any Purchase Period. A participant may only increase the rate of his or her payroll deductions beginning with the next Offering Period which lasts 24 months. The change in rate shall be effective as soon as administratively practicable.
(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's E*Trade elections or subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.
(e)    At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.
7.    Grant of Option. On the Entry Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable

Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Purchase Period more than 7,500 shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 6 hereof. The Eligible Employee may accept the grant of such option by enrolling via E*Trade or turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the stock plan administrator, on a date determined by such administrator, which shall be no later than five (5) Trading Days prior to an applicable Entry Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an Eligible Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.
8.    Exercise of Option.
(a)    Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.
(b)    If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Entry Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Entry Date.
9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator.
10.    Withdrawal.
(a)    At any time prior to the last five (5) Trading Days of a Purchase Period, a participant may withdraw from the Plan by giving written notice to the Company in the form of Exhibit A to this Plan. The participant shall elect to either have (i) all of the participant's payroll deductions credited to his or her account used to purchase shares at the next Exercise Date or (ii) all payroll deductions credited to his or her account refunded. In neither event will any further payroll deductions for the purchase of shares be made for such Offering Period. If a participant withdraws from an Offering Period, the participant may not re-enroll in the Plan until the next Offering Period which lasts 24 months, and payroll deductions shall not resume at the beginning of such Offering Period unless the participant re-enrolls in the Plan via E*Trade or delivers to the Company a new subscription agreement in a manner provided for in Section 5.
(b)    A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company.
11.    Termination of Employment. In the event a participant ceases to be an Eligible Employee of the Company or any Participating Company (other than as a result of death or Permanent Disability), any payroll deductions credited to such participant's account during the Offering Period but not yet used to purchase shares under the Plan shall be returned to such participant and such participant's option shall be automatically terminated. In the event a participant ceases to be an Employee of the Company or any Participating Company as a result of death or Permanent Disability, then such participant (or personal representative of the estate of the deceased participant) may elect at any time prior to the last five (5) Trading Days of a Purchase Period in which such termination occurs, to (i) have all of such participant’s payroll deductions for such Purchase Period refunded to the Participant or (ii) have all such payroll deductions used to purchase the Company’s common stock on the Exercise Date following such termination.
12.    Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.
13.    Stock.
(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 3,275,000 shares, plus up to 150,000 remaining unissued shares available as of the Effective Date under the Company’s previous ESPP, and plus beginning January 1, 2005, and each January 1 thereafter during the term of the Plan, an automatic annual increase in shares reserved of the lesser of (i) 1,500,000 shares, (ii) one half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors; provided, however, that the shares under the Company’s previous ESPP shall not be available for issuance under the Plan to the extent that such reservation would, in the opinion of the Company’s independent auditors, result in a compensation expense to the Company under either EITF 97-12 or ASC 718.
(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.
(c)    Shares to be delivered to a participant under the Plan shall be held in a brokerage account in street name.
14.    Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.
15.    Designation of Beneficiary.
(a)    A participant may file a written designation of a beneficiary who is to receive any payroll deductions, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such payroll deductions. In addition, a participant may file a written designation of a beneficiary who is to receive any payroll deductions from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such payroll deductions to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such payroll deductions to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)    All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.
16.    Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.

18.    Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control.
(a)    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b)    Change in Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed Change of Control. The Administrator shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.    Amendment or Termination.
(a)    The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(ii)    shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
(iii)    allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
21.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.    Term of Plan. The Plan, as amended through May 19, 2014, shall continue in effect until August 31, 2024, unless sooner terminated under Section 20 hereof.
24.    Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Entry Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

APPENDIX B
MICROCHIP TECHNOLOGY INCORPORATED
1994 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
As Amended through May 19, 2014 (subject to stockholder approval)

I.    PURPOSE

This 1994 International Employee Stock Purchase Plan (“Plan”) is hereby established by Microchip Technology Incorporated, a Delaware corporation ("Microchip"), in order to provide eligible employees of foreign Microchip subsidiaries with the opportunity to acquire a proprietary interest in Microchip through the purchase of shares of Microchip common stock at periodic intervals with their accumulated payroll deductions.

II.    DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

"Common Stock" means shares of Microchip common stock, par value $0.001 per share.

"Earnings" means regular base salary plus such additional items of compensation as the Plan Administrator may deem appropriate.

"Effective Date" means June 1, 1994. A list of the participating Foreign Subsidiaries is hereto attached as Schedule A. For any other Foreign Subsidiary, the effective date shall be determined by the Microchip Board of Directors or the Employee Committee of the Board of Directors prior to the time such Foreign Subsidiary is to become a participating company in the Plan.

"Eligible Employee" means any person who is engaged, on a regularly-scheduled basis, in the rendition of personal services outside the U.S. as an employee of a Foreign Subsidiary subject to the control and direction of that Foreign Subsidiary as to both the work to be performed and the manner and method of performance.

"Entry Date" shall mean the first Trading Day of any Purchase Period. An Entry Date occurs on the first Trading Day in December or June.

"Foreign Subsidiary" means any non-U.S. Microchip subsidiary which elects, with the approval of the Microchip Board of Directors or the Employee Committee of the Board of Directors, to extend the benefits of this Plan to its Eligible Employees. The Foreign Subsidiaries participating in the Plan are listed on attached Schedule A.

"Participant" means any Eligible Employee of a Foreign Subsidiary who is actively participating in the Plan.

"Purchase Period" means the first U.S. business day of December to the last U.S. business day of May and from the first U.S. business day of June to the last U.S. business day of November; provided that Purchase Periods commencing after June, 2014 shall run from the first U.S. business day of December to the first U.S. business day of June and from the first U.S. business day in June to the first U.S. business day of December.

"Service" means the period during which an individual performs services as an Eligible Employee and shall be measured from his or her hire date, whether that date is before or after the Effective Date of the Plan.

“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

III.    ADMINISTRATION

Each Foreign Subsidiary shall have responsibility for the administration of the Plan with respect to its Eligible Employees. Accordingly, the Plan shall, as to each Foreign Subsidiary, be separately administered by a plan administrator comprised of two or more Members of the Board of Directors, the Employee Committee of the Board of Directors, or a designee as may be appointed by either of them from time to time (“Plan Administrator”). The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator shall be subject to ratification by the Microchip Board of Directors and, when so ratified, shall be final and binding on all parties who have an interest in the Plan.

IV.    PURCHASE PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article VIII.

B.    The Plan shall be implemented in a series of successive purchase periods, each to be of a duration of six (6) months. The initial purchase period will begin on June 1, 1994 and end on the last U.S. business day in November 1994. Subsequent purchase periods shall run from the first U.S. business day of December to the last U.S. business day of May and from the first U.S. business day of June to the last U.S. business day of November; provided that purchase periods commencing after June, 2014 shall run from the first U.S. business day of December to the first U.S. business day of June and from the first U.S. business day of June to the first U.S. business day of December.

C.    No purchase period shall commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Microchip Board of Directors and (ii) Microchip shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

D.    The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the start date of the purchase period and shall be automatically exercised on the last U.S. business day of that purchase period.

E.    The acquisition of Common Stock through plan participation for any purchase period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent purchase period.

V.    ELIGIBILITY AND PARTICIPATION

A.Any Eligible Employee on a given Entry Date shall be eligible to participate in the Plan.

B.Each Eligible Employee of each Foreign Subsidiary participating in the Plan may join the Plan in accordance with the following provisions:

-    An individual who is an Eligible Employee on a given Entry Date may enter that purchase period on such Entry Date, provided he/she enrolls in the purchase period on or before such Entry Date in accordance with Section V.C below. Should any such Eligible Employee not enter the purchase period on or before the given Entry Date, then he/she may not subsequently join that particular purchase period on any later date.

-    An individual who is an Eligible Employee but was not employed on a given Entry Date may not participate in that purchase period but will be eligible to join the Plan on the next Entry Date thereafter provided that he or she is then an Eligible Employee.

C.    To participate for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) at least five U.S. business days before the start date of that purchase period.

D.    The payroll deduction authorized by the Participant shall be collected under the Plan in the currency in which paid by the Foreign Subsidiary and may be any multiple of one percent (1%) of the Earnings paid to the Participant during each purchase period, up to a maximum of ten percent (10%). Any changes or fluctuations in the exchange rate at which the currency collected from the Participant through such payroll deductions is converted into U.S. Dollars on each purchase date under the Plan shall be borne solely by the Participant. The deduction rate so authorized shall continue in effect for the entire purchase period and for each successive purchase period, except to the extent such rate is changed in accordance with the following guidelines:

-    The Participant may, at any time during the purchase period, reduce his/her rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Plan Administrator (or its designate), but the Participant may not effect more than one such reduction during the same purchase period.

-    The Participant may, prior to the start date of any subsequent purchase period, increase or decrease the rate of his/her payroll deduction by filing the appropriate form with the Plan Administrator (or its designate). The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the start date of the new six (6)-month purchase period.

Payroll deductions will automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of Section VII below.

VI.    STOCK SUBJECT TO PLAN

A.    The Common Stock purchasable under the Plan shall, solely in the discretion of the Microchip Board, be made available from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by Microchip, including shares of Common Stock purchased on the open market. The total number of shares reserved under the Plan prior to January 2007 is 348,5931 shares, plus beginning January 1, 2007, and each January 1 thereafter during the term of the Plan, an automatic annual increase in shares reserved of one tenth of one percent (0.1%) of the then outstanding shares of Microchip Common Stock2. The total number of shares which may be issued under the Plan shall not exceed the number reserved.

____________________

1Adjusted to reflect: (i) the three-for-two stock split of the outstanding Common Stock effected in November 1994; (ii) the three-for-two stock split of the outstanding Common Stock effected in January 1997; (iii) the 10,000 share increase authorized by the Board of Directors on April 25 1997; (iv) the three-for-two stock split of the outstanding Common Stock effected in January 2000; (v) the three-for-two stock split of the outstanding Common Stock effected in September 2000; (vi) the three-for-two stock split of the outstanding Common Stock effected in May 2002; (vii) the 25,000 share increase authorized by the Board of Directors on March 3, 2003; and (viii) the 100,000 share increase authorized by the Board of Directors on August 20, 2004.

2(i) On February 13, 2007 the Board of Directors authorized the automatic 216,038 share increase; (ii) on February 11, 2008, the Board of Directors authorized the automatic 189,013 share increase; (iii) on February 27, 2009 the Board of Directors authorized the automatic 182,046 share increase; (iv) on February 22, 2010 the Board of Directors authorized the automatic 184,234 share increase; (v) on February 18, 2011 the Board of Directors authorized the automatic 188,306 share increase, and (vi) on February 13, 2012 the Board of Directors authorized the automatic 192,054 share increase. There was no share increase in 2013 and 2014.

B.    In the event any change is made to the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without Microchip's receipt of consideration, appropriate adjustments shall be made by the Microchip Board of Directors to (i) the class and maximum number of securities issuable over the term of the Plan, (ii) the class and maximum number of securities purchasable per Participant during any one purchase period and (iii) the class and number of securities and the price per share in effect under each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

VII.    PURCHASE RIGHTS

An Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase shares of Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement incorporating such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Purchase Price. Common Stock shall be issuable at the end of each purchase period at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the start date of that purchase period or (ii) the fair market value per share on the last U.S. business day of that purchase period.

Valuation. The fair market value per share of Common Stock on any relevant date under the Plan shall be the closing selling price per share of Common Stock on that date, as officially quoted on the Nasdaq Global Select Market. If there is no quoted selling price for such date, then the closing selling price per share of Common Stock on the next day for which there does exist such a quotation shall be determinative of fair market value.

Number of Purchasable Shares.

-    The number of shares purchasable per Participant during each purchase period shall be determined as follows: first, the payroll deductions in the currency in which collected from the Participant during that purchase period shall be converted into U.S. Dollars on the last U.S. business day of the purchase period at the exchange rate in effect on that day; then, the U.S. Dollar amount calculated for the Participant on the basis of such exchange rate shall be divided by the purchase price in effect for such period to determine the number of whole shares of Common Stock purchasable on the Participant's behalf for that purchase period.

-    However, no Participant may, during any one purchase period, purchase more than one thousand eight hundred ninety-nine (1,899) shares of Common Stock.

-    And any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant) would own capital stock of Microchip and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Microchip or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Microchip and its subsidiaries accrues at a rate which exceeds $25,000.00 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

Payment. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions in the currency in which paid by the Foreign Subsidiary. Such deductions shall begin with the first full payroll period beginning with or immediately following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of such purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Foreign Subsidiary or Microchip and may be used for general corporate purposes. However, all purchases of Common Stock under the Plan shall be made in U.S. Dollars on the basis of the exchange rate in effect on the last day of each purchase period.

Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

-    A Participant may, at any time prior to the last five (5) business days of the Foreign Subsidiary falling within the purchase period, terminate his/her outstanding purchase right by filing the prescribed notification form with the Plan Administrator. No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the purchase period in which such termination occurs shall, at the Participant's election, be immediately refunded in the currency in which paid by the Foreign Subsidiary or held for the purchase of shares at the end of such purchase period. If no such election is made at the time the termination notice is filed, then the Participant's payroll deductions shall be refunded as soon as possible after the termination date of his/her purchase right.

-    The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the date he/she is first eligible to join the new purchase period.

-    If the Participant ceases to remain an Eligible Employee while his/her purchase right is outstanding, then such purchase right shall immediately terminate, and the payroll deductions collected from such Participant for the purchase period shall be promptly refunded in the currency in which paid by the Foreign Subsidiary to the Participant. However, should the Participant's cessation of Eligible Employee status occur by reason of death or permanent disability, then such individual (or the personal representative of a deceased Participant) shall have the following election, exercisable up until the last day of the purchase period:

-    to withdraw all of the Participant's payroll deductions for such purchase period, in the currency in which paid by the Foreign Subsidiary, or

-    to have such funds held for the purchase of shares at the end of the purchase period.

If no such election is made, then such funds shall be refunded as soon as possible after the end of the purchase period. In no event, however, may any payroll deductions be made on the Participant's behalf following his/her cessation of Eligible Employee status.

Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions above) on the last U.S. business day of each purchase period. The purchase shall be effected as follows: first, each Participant's payroll deductions for that purchase period (together with any carryover deductions from the preceding purchase period) shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars at the exchange rate in effect on the purchase date, and then the amount of U.S. Dollars calculated for each Participant on the basis of such exchange rate shall be applied to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares set forth above) at the purchase price in effect for such purchase period. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock in the next purchase period. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant during the purchase period shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary.

Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant in the currency in which paid by the Foreign Subsidiary.

Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

A Participant shall be entitled to receive, as soon as practicable after the end of each purchase period, a stock certificate (as evidenced by the appropriate entry on the books of Microchip or of a duly authorized transfer agent of Microchip) for the number of shares purchased on the Participant's behalf. Such certificate will be issued in "street name" for immediate deposit in a designated brokerage account. Until the stock certificate evidencing such Shares is issued no right to vote or receive dividends or any other rights as a stockholder shall exist. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

Change in Ownership. Should any of the following transactions (a "Corporate Transaction") occur during the purchase period:

(i)    a merger or other reorganization in which Microchip will not be the surviving corporation (other than a reorganization effected primarily to change the State in which Microchip is incorporated), or

(ii)    a sale of all or substantially all of Microchip's assets in liquidation or dissolution of Microchip, or

(iii)    a reverse merger in which Microchip is the surviving corporation but in which more than fifty percent (50%) of Microchip's outstanding voting stock is transferred to person or persons different from those who held the stock immediately prior to such merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the effective date of such Corporate Transaction by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the effective date of such Corporate Transaction. Payroll deductions shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect on the purchase date, and the applicable share limitation of Article VII shall continue to apply to each such purchase. Should Microchip sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital stock of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall be effected immediately prior to the effective date of such disposition, but only to the extent those purchase rights are attributable to the employees of such Foreign Subsidiary.

Microchip shall use its best efforts to provide at least ten (10) days advance written notice of the occurrence of any such Corporate Transaction, and the Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

VIII.    AMENDMENT AND TERMINATION

The Plan has been established voluntarily by Microchip. The Microchip Board of Directors may alter, amend, suspend or discontinue the Plan with respect to one or more Foreign Subsidiaries following the end of any purchase period. The Microchip Board may also terminate the Plan in its entirety immediately following the end of any purchase period. In such event, no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

IX.    GENERAL PROVISIONS

A.    The Plan shall become effective on the designated effective date for each Foreign Subsidiary, provided Microchip shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation.

B.    The Plan shall terminate upon the earlier of (i) November 30, 2024 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

C.    All costs and expenses incurred in the administration of the Plan shall be paid by the Foreign Subsidiary.

D.Neither the action of Microchip or the Foreign Subsidiary in establishing the Plan, nor any action taken under the Plan by the Microchip Board or the Plan Administrator, nor any provision of the Plan itself shall constitute any form of employment contract, be construed so as to grant any person the right to remain in the employ of the Foreign Subsidiary for any period of specific duration, and except where expressly prohibited by applicable law such person's employment may be terminated at any time, with or without cause.

E.    Participation in the Plan is voluntary and occasional and does not create any contractual or other right to participate in the Plan in the future, or benefits in lieu of participation in the Plan, even if the Participant has continually participated in the Plan in the past.

F.    Participation in the Plan does not constitute normal or expected salary or compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for Microchip or the Foreign Subsidiary.

G.Microchip, Foreign Subsidiaries and the Plan Administrator must collect, use, and transfer personal data of Participants as described in this subsection in order to administer the Plan. By participating in the Plan, the Participant is consenting to the collection, transfer and use of personal data as generally described in this subsection except where requiring such consent is expressly prohibited by local law.

(i)Microchip and its Foreign Subsidiaries hold certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares of Common Stock or directorships held in Microchip, details of all participation in the Plan or other entitlement to Shares, for the purpose of managing and administering the Plan (“Data”).

(ii)Microchip and/or its Foreign Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Participant’s participation in the Plan, and that Microchip and/or its Foreign Subsidiaries may each further transfer Data to identified third parties assisting them in the implementation, administration, and management of the Plan (“Data Recipients”).

(iii)These Data Recipients may be located in Participant’s country of residence or elsewhere, such as the United States. By participating under this Plan, the Participant authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Participant’s participation in the Plan, including any transfer of such Data, as may be required for Plan administration and/or the subsequent holding of Shares on Participant’s behalf, to a broker or third party with whom the Shares acquired on purchase may be deposited.

(iv)    Participant may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Participant’s consent herein in writing by contacting Microchip. Withdrawing consent may affect Participant’s ability to participate in the Plan.

SCHEDULE A

LIST OF FOREIGN SUBSIDIARIES
PARTICIPATING IN THE
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
Amended through May 19, 2014

Australia – Microchip Technology Australia PTY Ltd.

Australia – Hi-Tech Software PTY Ltd

Austria – Microchip Technology Austria GmbH

Belgium – Eqcologic NV

Canada – Microchip Technology Canada Inc

China – SST China Ltd.

China – Microchip Technology Trading (Shanghai) Co., Ltd.

Denmark – Microchip Technology Nordic ApS

France – Microchip Technology Sarl

Germany – K2L GmbH & Co. KG

Germany – Microchip Technology GmbH

Germany – Microchip Technology Germany II GmbH & Co. KG

Germany – Microchip Technology Germany GmbH

Hong Kong – Microchip Technology Hong Kong Ltd.

Hong Kong – Supertex, Limited

Hungary – Microchip Technology Hungary Kft.

India – Microchip Technology (India) Private Limited

Ireland – Microchip Technology Ireland Limited

Israel – Microchip Technology Israel Ltd

Italy – Microchip Technology SRL

Japan – Microchip Technology Japan K.K.

Korea – Microchip Technology Korea Ltd.

Malaysia – Arizona Microchip Technology (Malaysia) Sdn Bhd

Mexico – Microchip Technology Mexico, S.DE R.L. DE C.V.

Netherlands – Microchip Technology (Netherlands) Europe B.V.

Philippines – MTI Advanced Test Development Corporation

A-I

Philippines – Microchip Technology (Philippines) Corporation

Poland – Microchip Technology Sp. z o.o.

Romania – Microchip Technology SRL

Singapore – Microchip Technology Singapore Pte Ltd.

Singapore – Wireless Sound Solutions Pte Ltd.

Spain – Microchip Technology S.L.

Sweden – Microchip Technology Sweden AB

Sweden – SMSC Sweden

Switzerland – Microchip Technology Switzerland S.A.

Taiwan – Microchip Technology (Barbados) II Inc. – Taiwan Branch

Taiwan – SST Taiwan Ltd. – HsinChu Office

Thailand – Arizona Microchip Technology (Thailand) Ltd.

United Kingdom – Microchip Limited

A-II

MICROCHIP TECHNOLOGY INCORPORATED
2014 ANNUAL MEETING OF STOCKHOLDERS
Monday, August 25, 2014
9:00 a.m. Pacific Time
450 Holger Way
San Jose, California 95134

This Proxy is solicited on behalf of the Board of Directors 2014 ANNUAL MEETING OF STOCKHOLDERS

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2014 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting. The meeting is scheduled for August 25, 2014, at 9:00 a.m., Pacific Time, at Microchip's San Jose, California facility at 450 Holger Way, San Jose, California 95134. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the ratification of Ernst & Young LLP as Microchip’s independent registered public accounting firm for the fiscal year ending March 31, 2015; (3) FOR approval to amend Microchip's 2001 Employee Stock Purchase Plan to provide for a plan term ending on August 31, 2024; (4) FOR approval to amend Microchip's 1994 International Employee Stock Purchase Plan to extend the plan term by ten years ending on November 30, 2024; and (5) FOR approval, on an advisory (non-binding) basis, of the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dear Stockholder,

Microchip requests that you notify us if you are receiving multiple copies of our proxy statement and annual report. If you do so, we can reduce the number of these materials we must print and mail. To choose this option, please check the appropriate box on your proxy card and return it by mail.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2014 Annual Meeting

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET www.proxypush.com/mchp	( PHONE 1-866-883-3382	* MAIL
Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 24, 2014.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 24, 2014.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:
1. Election of directors:	01 Steve Sanghi	04 Esther L. Johnson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02 Matthew W. Chapman	05 Wade F. Meyercord
03 L.B. Day

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2015.	☐	For	☐	Against	☐	Abstain
3.	To amend Microchip's 2001 Employee Stock Purchase Plan to provide for a plan term ending on August 31, 2024.	☐	For	☐	Against	☐	Abstain
4.	To amend Microchip's 1994 International Employee Stock Purchase Plan to extend the plan term by ten years ending on November 30, 2024.	☐	For	☐	Against	☐	Abstain
5.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	For	☐	Against	☐	Abstain

☐	Multiple stockholder publications. Please check here to stop mailing of stockholder publications for this account, since multiple copies come to this address.

Date _________________________________	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the proxy.